Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investors	Media
U.S. Energy Systems, Inc.	Kekst and Company
Jeremy Rosen, 212-588-8901	Adam Weiner / Joel Steinhaus
info@useyinc.com	212-521-4800

U.S. ENERGY BIOGAS CORP. SUCESSFULLY COMPLETES REORGANIZATION

- Company Now Poised to Unlock Value for USEY Shareholders -

NEW YORK, June 1, 2007 – U.S. Energy Systems, Inc. (Nasdaq: USEY), a “clean and green” energy company, today announced that U.S. Energy Biogas Corp. (“USEB” or “the Subsidiary”), the Company’s U.S.-based renewable energy business, has successfully completed its reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York.

“USEB is a successful and very attractive business with excellent growth opportunities, and we are very pleased that it now has a financial structure that can support its growth and deliver value to USEY’s shareholders,” said Asher E. Fogel, Chairman of USEB and Chief Executive Officer of USEY. “USEB generates gross profit margins in excess of 45 percent, and we believe the business has the opportunity to double its free cash flow over the next 4 years.”

Based in Avon, Connecticut, USEB owns and operates 23 biogas-to-energy projects in 10 states. During 2006, USEB sold 270,000,000 kwhs of electricity and 653,000 mmbtus of boiler fuel generated from the utilization of 4,240,000 mmbtus of landfill gas.

The critical achievements of USEB’s Chapter 11 reorganization were the refinancing of a flawed loan agreement that prevented USEB from growing or otherwise benefiting USEY’s shareholders; the retirement of approximately $65,000,000 of long term subsidy repayment obligations with a $5,250,000 payment to the Illinois Commerce Commission; and the payment, in full, of valid supplier and creditor invoices. At the time of its Chapter 11 filing on November 30, 2006, USEB’s business was operationally healthy with attractive growth opportunities, it was current in its payment of all principal and interest, and no monetary defaults existed or were alleged by any creditors.

The completion of the reorganization plan and USEB’s subsequent emergence from bankruptcy restrictions will allow USEB to pursue opportunities available to it in the growing renewable energy market.

“We also are very appreciative of the cooperation and support we received from our customers, business partners and creditors during USEB’s reorganization,” said Mr. Fogel. “We are very pleased that we were able to honor our commitments to them on an expedited timeframe, and we are confident that USEB’s growth will be mutually rewarding.”

Peter Partee of Hunton & Williams LLP serves as lead counsel to USEB.

Additional information is available on the Company’s website at:

http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, the effect of USEB’s Chapter 11 filing, access to needed financing or refinancing on acceptable terms, revisions in the initial estimates in the fair market value of the acquired assets, failure to realize the estimated savings or operating results of the acquisition, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses, changes in market conditions, the impact of competition, changes in local or regional economic conditions, and the amount and rate of growth in expenses, dependence on management and key personnel, changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues, the inability to commence planned projects in a timely manner, our ability to continue our growth strategy, and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 as well as the Form 10-Q, as amended, for the period ended September 30, 2006. We do not undertake to update any of the information set forth in this press release.

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